ASSET PURCHASE AGREEMENT

This ASSET  PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of this 30th day of June, 2011, by and between BACTERIN INTERNATIONAL, INC. a Nevada corporation with its principal place of business at 600 Cruiser Lane, Belgrade, MT 59714  (“Buyer”) and ROBINSON MEDSURG, LLC, a Colorado limited liability company with its principal place of business at 7430 E. Park Meadow Drive, Lone Tree, Colorado 80124 (“Seller” or the “Company”).

Recitals:

A.           The Company is engaged in the business of the manufacture, distribution and sale of medical devices, including in particular implantable medical devices for maxillofacial, craniofacial and orthopedic uses (the “Business”).

B.           Dr. Randolph C. Robinson, DDS, MD is the sole member and holds all of the membership interests of the Company ( the “Member”).

C.           Buyer, pursuant to this Agreement, is to purchase all of the assets employed in or arising in any manner from the Business including but not limited to accounts, contracts, documents, equipment, general intangibles, goodwill, rights, interests, claims, and intellectual property but specifically excluding: (a) accounts receivable, cash on hand or on deposit as of the Closing Date; and (b) assets expressly excluded under Section 3.15 (collectively the “Assets”).

D.           Buyer will not assume and will not otherwise be obligated to satisfy any debts of the Business upon completion of its purchase of the Assets.

Agreement:

Now, Therefore, the parties hereby agree as follows:

1. DEFINITION OF CERTAIN TERMS. Certain capitalized terms used in this Agreement are defined as follows:

“Additional Contingent Purchase Price” shall have the meaning set forth in Section 2.2(c).

“Adverse Effect” shall mean with respect to any Person, any adverse change, circumstance or effect that, individually or in the aggregate with all other similar adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including contingent liabilities), properties, financial condition, results of operations or prospects of such Person.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. The terms “controlling,” “controlled by,” and “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, the Exhibits hereto, the Schedules hereto and the Related Agreements.

“Assets” shall have the meaning set forth in Recital “C”, including Inventory, Trade Secrets and Technology Assets as defined herein.

“Bacterin Holdings” shall have the meaning set forth in Section 2.2(a).

“Books and Records” shall have that meaning set forth in Section 3.7.

“Business” shall have the meaning specified in Recital “A”.

“Business Plan” shall have the meaning set forth in Section 7.7

“Buyer” shall have the meaning set forth in the initial paragraph of this Agreement.

“Closing” and “Closing Date” shall have the meanings set forth in Section 2.2.

“Company Financial Information” shall have the meaning described in Section 3.3.

“Computers” shall have the meaning set forth in Section 3.8.

“Confidential Information” shall have the meaning set forth in Section 13.5.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization from any Person, including authorization from lending institutions and Governmental Bodies.

“Contingent Purchase Price” shall have the meaning set forth in Section 2.2(b).

“Consulting Agreement” shall mean the Consulting Agreement between Buyer and Dr. Randolph C. Robinson, DDS, MD dated as of the Closing Date and substantially in the form of Exhibit A.

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking by or for the benefit of Company (whether written or oral and whether express or implied) that is legally binding, as further specified in Section 3.9.

“Customer” shall mean the purchasers of the products and services from the Company as identified as such on Schedule 3.9.

“Customer Contracts” shall mean all written or verbal contracts or arrangements between Company and its Customers for the purchase by the Customers of the products and services from Company with obligations extending beyond the Closing Date, including but not limited to, those Contracts described in Schedule 3.9. Customer Contracts shall include the Pending Commitments.

“Customer Files” shall mean the historic data regarding the relationship between Company and its Customers, such as call reports, credit reports, pricing information, customer correspondence, commitments to Customers (whether legally binding or otherwise), and other reports and information that are in the custody and control of Company.

“Encumbrance” shall mean any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entity” shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association or any other type of business organization.

 “Governmental Body” shall mean any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); and (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Inventory” shall mean those materials owned by the Business and intended for sale to its customers as of the date of this Agreement including materials held under any consignment arrangements by customers of the Business, as further described in Schedule 3.16 .

 “Knowledge” shall mean and refer to the “Knowledge” of individuals and Entities. An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. An Entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person, or in any similar capacity, has, or at any time had, Knowledge of such fact or other matter. The “Knowledge” of Seller or the Company shall mean and include the “Knowledge” of each officer and director of the Company.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” shall mean debts, obligations, duties or liabilities of every type and trade, known or unknown, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, assertable or unassertable, fixed, contingent, absolute or otherwise.

 “Member” shall have the meaning specified in Recital “B”.

 “Non-Compete Agreement” shall mean the obligations of the Buyer, Seller and Seller’s Representative arising under Section 7.6 of this Agreement.

“NYSE” shall have the meaning specified in Section 2.2(a).

“Order” shall mean any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by Company that will be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past practices of Company and is taken in the ordinary course of the normal day-to-day operations of Company; and such action is similar in nature and magnitude to actions customarily taken, without the necessity of any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as Company.

 “Pending Commitments” shall mean pending commitments from Customers to purchase products and services from Company that were received and accepted by Company in the Ordinary Course of Business prior to the Closing Date but call for delivery after the Closing Date.

“Person” shall mean any individual, Entity, organization, labor union or other Entity or Governmental Body.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) threatened,  commenced, brought, conducted or heard by or before, or otherwise involving, any Person, Governmental Body or arbitrator.

“Products” shall mean those medical devices and all other materials and products sold by the Business in the normal course of its operations, including those identified in Schedule 3.16, but excluding those identified in Schedule 3.15.

“Representative” shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” shall mean the United States Securities and Exchange Act of 1933, as amended.

“Seller” or “Company” shall have the meaning set forth in the initial paragraph of this Agreement.

“Seller’s Representative” shall mean Dr. Randolph C. Robinson, DDS, MD on behalf of himself and as authorized representative of the Company.

 “Software System” shall mean the proprietary software developed and owned, and software licensed by the Company and employed in the operation of the Business.

 “Tax” shall mean any income tax, capital gains tax, value-added tax, payroll tax, sales tax, property tax, gift tax or estate tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other contract or agreement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology Assets” shall have that meaning set forth in Section 3.12.

“Trade Secrets” shall mean all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans and forecasts developed by or for the Company and applicable to the Business , excluding any such information relating to matters identified in Section 3.15 and Schedule 3.15.

2. PURCHASE AND SALE OF THE ASSETS.

2.1 Purchase and Sale. Upon and subject to the conditions of this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 2.3) Seller shall sell, transfer, convey, assign and deliver the Assets, or cause the Assets to be sold, transferred, conveyed, assigned and delivered to the Buyer.

2.2 Purchase Price.

(a) Initial Purchase Price. At Closing Buyer shall remit shares of common stock of the Bacterin International Holdings, Inc. (“Bacterin Holdings”) with an aggregate market value of One Million Dollars ($1,000,000), which market value per share will be determined at the close of the NYSE Amex Exchange (“NYSE”) on the Closing Date (the “Initial Purchase Price”).

(b) Contingent Purchase Price. Buyer shall remit shares of common stock of Bacterin Holdings with an aggregate market value of Five Hundred Thousand Dollars ($500,000) when gross revenues from the sale of Products equals or exceeds One Million Dollars ($1,000,000) as determined from Product sales occurring after the Closing Date (“Contingent Purchase Price”). The market value per share will be determined at the close of the NYSE on the date that gross Product revenue equals or exceeds the aforesaid threshold.

(c) Additional Contingent Purchase Price. Buyer shall remit additional shares of common stock of Bacterin Holdings with an aggregate market value of Five Hundred Thousand Dollars ($500,000) when gross revenues from the sale of Products equals or exceeds Two Million Dollars ($2,000,000) as determined from Product sales occurring after the Closing Date (“Additional Contingent Purchase Price”). The market value per share will be determined at the close of the NYSE on the date that gross Product revenue equals or exceeds the aforesaid threshold.

(d) Contingent Purchase Price Limitation. The Contingent Purchase Price and the Additional Contingent Purchase Price will not be payable unless the respective gross revenue thresholds from Product sales specified in Sections 2.2 (b) and (c) are achieved on or before the second anniversary of the Closing Date. Neither the Contingent Purchase Price or the Additional Contingent Purchase Price shall be pro rated for gross revenues that do not meet or exceed the aforesaid gross revenue thresholds.

(e) Restrictions and Delivery of Shares. Delivery of shares to the Seller under this Section 2.2 shall be satisfied by physical delivery of applicable share certificates into a brokerage account of the Seller’s Representative in the name of Seller’s Representative. All shares so delivered shall be subject to the following restrictions: (i) the shares may not be sold for a period of twelve months from delivery into the brokerage account; (ii) notwithstanding the foregoing, the Seller’s Representative may sell all or any portion of the shares after the expiration of six (6) months from delivery of the shares, in the event that the Consulting Agreement is terminated for any reason; turnover of three or more members of the Buyer’s board of directors; or a material change in the senior management of the Buyer, subject in all cases to the requirements of Rule 144 of the Securities Act.

(f) Allocation of Purchase Price. The parties agree to mutually determine the appropriate allocation of the Initial Purchase Price, Contingent Purchase Price and Additional Contingent Purchase Price, among the Assets. The components of such allocation are identified Exhibit 2.2(f).

 Closing. Consummation of the purchase and sale of the Assets as contemplated in this Agreement (the “Closing”) shall take place at the offices of Seller’s counsel, at 3:00 pm (Mountain time) on the later of (a) June 30, 2011; or (b) that day which is five days after the fulfillment of the conditions precedent described in Sections 8 and 9, unless otherwise agreed by Seller and Buyer (the “Closing Date”). Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2(f) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer, and shall be deemed to represent to Buyer on and as of the Closing on the Closing Date, as follows:

3.1 Corporate Status. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado. The Company has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business has and is now being conducted. Set forth on Schedule 3.1 are true and complete copies of the articles of organization of the Company, as amended to the date hereof. The Company is qualified as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except where the failure to be so qualified would only require the Company to pay nominal filing fees and penalties in order to be so qualified therein.

3.2 Certain Financial Information. Seller have delivered to Buyer certain financial information regarding the Business (the “Company Financial Information”), being unaudited statements of income for each of the fiscal years ended December 31, 2009 and December 31, 2010, and unaudited interim statements of income for each of the months for the four-month period ending May 31, 2011. The Company Financial Information fairly presents the revenues generated from the Customer Contracts as of the respective dates of, and for the periods referred to in, the Company Financial Information, and has been prepared from and is in accordance with the books and records of the Company in a manner that is consistent with the past practices of the Company. Subject to disclosures under Section 3.3, the Assets sold and transferred to Buyer have (and as of the Closing shall have) no associated Liabilities of any nature whatsoever except for Pending Commitments under Customer Contracts and other obligations under Customer Contracts incurred in the Ordinary Course of Business. As is set forth in the Company Financial Information, for the fiscal year ended December 31, 2010, the Business had revenues of $148,181, and for the four-month period ending May 31, 2011, on an annualized basis, the Business had revenues of not less than $44,245.

3.3 Undisclosed Liabilities.  The transfer of the Assets will be subject to no Liability of any nature whatsoever applicable to the Company, except for Pending Commitments and related obligations under Customer Contracts incurred in the Ordinary Course of Business and those matters disclosed in Schedule 3.3.

3.4 Absence of Certain Events. Since January 1, 2011 no event has occurred which has had or may in the future have an Adverse Effect on the Assets or the Business taken as a whole, and Seller has no Knowledge that there exists any facts that could give rise to such an event.

3.5 Title; Assets Necessary To Conduct Business. Seller maintains all right, title and interest in and to the Assets, free of any liens or encumbrances other than as disclosed in Schedules 3.3, 3.5 and 3.10(c). Following the consummation of the transactions described herein, including the execution and delivery of the Related Agreements, the Buyer will own or have licensed to it all Assets as are necessary for the Buyer to conduct the Business as heretofore conducted by the Company, and necessary or appropriate for the continued conduct of the Business after the date hereof in substantially the same manner as conducted prior to the date hereof.

3.6 Authority; Consents; Enforcement; Noncontravention; Noncompetes.

(a) Authority. Seller has the corporate power and authority to execute, deliver and perform this Agreement, the Related Agreements and all other certificates or documents contemplated hereby, and have taken all actions required to authorize, execute, deliver and perform this Agreement and the Related Agreements, including approval by the Seller’s sole Member.

(b) Consents. Except as set forth on Schedule 3.6(b), no consent, approval, action or authorization of any third party is required for the execution, delivery or performance of this Agreement or the Related Agreements by Seller.

(c) Enforcement. This Agreement and the Related Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Related Agreements by Seller does not violate any provision of the articles of organization of the Company and will not result in a breach or violation or default of any Legal Requirement, Order or Contract to which the Company is subject or which would result in a breach by the Company under any Contract or other obligation to which it is bound.

(e) Restriction on Competition. The Company is not a party to nor subject to any contract, arrangement or commitment containing covenants by the Company prohibiting or restricting competition in any line of business or activity, or restricting the customers from whom, or the area in which, the Company may solicit or conduct Business.

3.7 Books and Records. Prior to the execution of this Agreement, Seller has made available to Buyer for its examination the books of account of the Company (the “Books and Records”). The Books and Records are true and complete in all material respects and have been prepared in the usual and customary manner in accordance with sound business practices, including the maintenance of an adequate system of internal controls. There has been duly and completely entered in the Books and Records all receivables and other revenues due or to become due from or to or owing to Seller related to the Business and all Liabilities of Seller by reason of the Business.

3.8 Computer Systems; Software.

(a) Condition of Computers. All computers and computer systems owned, leased or used by the Company in connection with the Business (including software, communication links and storage media) (collectively, the “Computers”) are described on Schedule 3.8(a) attached hereto and:

(i) are in full operating order and fulfill, in an efficient manner without material downtime or errors, the purposes for which they were acquired, established and are currently used, including 24-hour a day use, 7 days a week;

(ii) have adequate capacity for the present needs of the Business as contemplated herein and (taking into account the extent to which the computer systems are expandable) foreseeable future needs; and

(iii) have adequate security, back-ups, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to ensure that breaches of security, errors and breakdowns are kept to a minimum and that no material disruption will be caused to the Business or any material part thereof in the event of a breach of security, error or breakdown.

(b) Condition of Software. All software used on or stored or resident in the Computers of the Company performs efficiently in accordance with its specifications and does not contain any defect or feature which may have an Adverse Effect on its performance or the performance of any other software in the future (providing such future software is otherwise compatible); and is lawfully held and used and does not infringe the intellectual property rights of any Person and all copies held have been lawfully made; and

3.9 Customers and Contracts. Schedule 3.9 includes the list of current Customers, Customer Contracts, supply, service and distribution agreements (collectively “Contracts”). Seller has furnished Buyer with a true and complete copy of each Contract for Buyer’s examination. Each such Contract is legal, valid, binding, enforceable and in full force and effect. No party to any such Customer Contract is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the Customer Contract; and no party has repudiated any provision of a Contract except to the extent described in Schedule 3.9.

3.10 Technology Assets. The term “Technology Assets” as used in this Agreement shall mean the tangible and intangible intellectual property assets used by the Company in the Business and described in this Section 3.10 as follows:

(a )Software System. All right, title and interest Company may have in the Software System.

(b) Trade Secrets. The Trade Secrets described on Schedule 3.10(b).

(c) Patents. The patents described in Schedule 3.10(c); and to the Company’s Knowledge, no process or know-how used by the Company in the Business infringes or is alleged to infringe any patent or other proprietary right of any Person. As disclosed in Schedule 3.10(c) certain of the patents are under license to other Persons.

(d) Marks. The Company is the owner of all right, title and interest in and to the registered trademark Quickscrew® (the “Mark”) free and clear of all Encumbrances. None of the Marks has been or is now involved in any opposition, invalidation, cancellation or infringement action and, to the Knowledge of Seller, no such action is threatened against any of the Marks.

(e) Copyrights. None of the Software is the subject of any copyright and to the Company’s Knowledge, none of the Software infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(f)URLs. Set forth on Schedule 3.10(f ) is a complete and accurate list and summary description of each URL applicable to the Business. The Company is the owner of all right, title and interest in and to each of the URLs, free and clear of all Encumbrances.

The Company owns or has the right to use all of the Technology Assets material to the operation of the Business as it is currently conducted. Except for the Technology Assets licensed by Company as a licensee, as disclosed in Schedule 3.10, Company owns all right, title and interest in and to all the Technology Assets, free and clear of all Encumbrances and other adverse claims, and has the right to use the Technology Assets without payment to a third party. The Technology Assets are free from any claims of employees, agents and other Persons as to any right, title or interest in or to any of the Technology Assets.

3.11 Trade Secrets. Each Trade Secret, and the documentation relating to such Trade Secret, is current, accurate and sufficient in detail and content to identify and explain such Trade Secret and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of Seller’s Trade Secrets. The Company has good title and an absolute, exclusive right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Seller, have not been used, divulged or appropriated either for the benefit of any other person or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.12 Employee Agreements. Attached as Schedule 3.12 is a list of all employees of the Company who are employed under employment agreements. Complete copies of each of these agreements have been provided to the Buyer for its examination.

3.13 No Agent or Broker. No agent or broker or other person acting pursuant to authority given by Seller is entitled to any commission or finder’s fee, or other compensation, from Buyer in connection with the transactions contemplated by this Agreement.

3.14 Notices of Violation; Proceedings. Except as disclosed in Schedule 3.14, the Company has received no notice, and, to the Knowledge of the Company, there is no pending notice, of violation of any Legal Requirement, nor the pendency of any Proceedings, threatened or otherwise, which could prohibit, impede, delay or adversely affect the ability of Seller to effect the transactions contemplated in this Agreement or that would have an Adverse Effect on the Business or Company.

3.15 Excluded Assets. Those assets identified in Schedule 3.15 are specifically excluded from the transaction contemplated under this Agreement. Such assets are owned by the Company but are not part of the Business to be transferred to the Buyer under this Agreement.

3.16 Inventory. Schedule 3.16 includes a list of all Products owned by Seller and included in Seller’s inventory of Products as of the date of this Agreement, including all Products in possession of Seller’s customers under any consignment arrangement. Seller represents that the Inventory is in good condition and available for immediate sale to its customers. Schedule 3.16 further identifies those Products in Seller’s possession that it holds under a consignment arrangement with any supplier.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller and the Shareholders and shall be deemed to represent to Seller and the Shareholders on and as of the Closing on the Closing Date, as follows:

4.1 Corporate Status. Buyer is a corporation duly incorporated and existing under the laws of the state of Nevada. Buyer has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

4.2 Authority; Consents; Enforcement; Noncontravention; Noncompetes.

(a) Authority. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, the applicable Related Agreements, and all other agreements, certificates or documents contemplated hereby, and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Related Agreements, including approval by the Buyer’s board of directors.

(b) Consents. No consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body is required for the performance of the terms of this Agreement by Buyer.

(c) Enforcement. This Agreement and the applicable Related Agreements have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the applicable Related Agreements by Buyer does not violate any provision of the certificate of incorporation or bylaws of Buyer, and will not result in a breach or violation or default under any Order to which Buyer is subject or result in a breach by Buyer under any Contract or obligation to which it is bound. Neither the execution and delivery of this Agreement nor any of the Related Agreements, nor the compliance with, and fulfillment of, the terms, conditions and provisions hereof or thereof, will (a) violate any Legal Requirement of Buyer; or (b) require the Consent or the making by Buyer of any declaration, filing or registration with, any Person.

4.3 No Agent or Broker. No agent or broker or other person acting pursuant to authority given by Buyer is entitled to any commission or finder’s fee, or other compensation, in connection with the transactions contemplated by this Agreement.

5. COVENANTS OF SELLER PRIOR TO CLOSING DATE.

5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller’s Representative will: (a) afford Buyer and its Representatives full and free access to Company’ properties, contracts, books and records, and other documents and data, pertaining to the Business during normal business hours and upon Buyer’s reasonable request; (b) furnish Buyer and Buyer’s Representatives with copies of all such contracts, books and records, and other existing documents and data pertaining to the Business as Buyer may reasonably request; and (c) furnish Buyer and Buyer’s Representatives with such additional information as Buyer may reasonably request.

5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Seller shall:

(a) conduct the Business only in the Ordinary Course of Business, and, to that end, Seller agrees that it will not waive any rights if such waiver will have an Adverse Effect on the value of the Business; and

(b) use best reasonable efforts to preserve intact the current organization of the Business, keep available the services of the current employees and agents of the Business and maintain the relations and goodwill with suppliers, Customers, creditors, employees, agents, and others having business relationships with the Business.

5.3 Notification. Between the date of this Agreement and the Closing Date, Seller’s Representative will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the representations or warranties of Seller, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller’s Representative shall promptly notify Buyer of any breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

5.4 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Seller and its Representatives will not, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or any of the assets of the Business, or any of the capital stock of the Company, or any merger, consolidation, business combination or similar transaction including the Company or the Business.

5.5 Best Reasonable Efforts. Between the date of this Agreement and the Closing Date, Seller and Seller’s Representative will use their best reasonable efforts to cause the conditions in Article 8 to be satisfied.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

6.1 Access and Investigation. Buyer and its Representatives shall conduct their due diligence investigation of the Business and Company during normal businesses hours and in a manner that does not unduly interfere with the usual operations of the Business and the activities of its employees. All requests for information shall first be submitted to the Sellers Representative or to an individual he may designate, on a case by case basis.

6.2 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of the representations or warranties of Buyer, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer shall promptly notify Seller of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.3 Best Reasonable Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its best reasonable efforts to cause the conditions in Section 9 to be satisfied.

7. COVENANTS OF THE PARTIES; CERTAIN UNDERSTANDINGS OF THE   PARTIES.

7.1 Transition of the Business; Referral of Inquiries. Seller’s Representative will cooperate with Buyer to effect the smooth transition of the control and operation of the Business from Seller to Buyer, as contemplated herein, including the retention of the Customers of the Business. Seller’s Representative further agrees that, following Closing, he will promptly refer to Buyer all inquiries that the Company may receive regarding the products and services of the Business, including possible purchases of the products and services.

7.2 Business’ Employees. From the Closing Date, Buyer will offer a consulting position to Dr. Randolph C. Robinson MD, DDS pursuant to the Consulting Agreement, and employ Margaret M. Henline and Beverly Johnson, in each case effective upon, and contingent upon, the Closing of the transactions contemplated by this Agreement.

7.3 Further Assurances. Each of the parties agrees that it will do all such further acts, assignments, transfers and conveyances as may be required to complete the transactions contemplated herein. After the date hereof, at the expense of Buyer, Seller’s Representative shall, and shall use his best efforts to cause any necessary third party to, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

7.4 Proration of Expenses and Other Charges of the Business. On the Closing Date, all charges of the Business will be apportioned so that all charges attributable to the period prior to the Closing Date shall be borne by Seller and such part of the relevant charges attributable to the period after the Closing Date shall be borne by Buyer. Buyer will be responsible for all bills for all Customer Contracts completed on and after the Closing Date and will remit Seller’s portion to Seller. All revenues, royalties and similar sums receivable in respect of the Business shall be apportioned between Buyer and Seller on like terms.

7.5 Filing of Taxes; Payment. Seller shall for all periods through the Closing Date (a) prepare and timely file (including extensions) all Tax Returns that it is required to file under all applicable laws; (b) timely pay all Taxes it is required to pay; (c) withhold and timely pay over to the applicable authorities all Taxes that it is required to withhold and pay over; and (d) pay all Taxes on any sales and the income and gain, if any, that it realizes on the transactions contemplated by this Agreement

7.6 Non-Competition Agreement.

(a) Following the Closing Date, Seller and Seller’s Representative shall not, nor allow any of their Affiliates to, engage, directly or indirectly, anywhere within the United States, in the sale of products or services that are directly competitive with the products or services offered by the Business as of the Closing Date.

(b) The terms of the prohibitions set forth in this Section 7.6 shall expire on the earlier of the fifth anniversary of this Agreement or the date that Buyer permanently ceases to engage in the Business, excluding products identified in Schedule 3.15.

(c) Seller and Seller’s Representative acknowledge that a violation of the prohibitions set forth in this Section 7.6 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller and Seller’s Representative therefore agree that, in the event of any actual or threatened violation of the prohibitions set forth in this Section 7.6, Buyer, in addition to any other remedies it may have, shall be entitled to a temporary restraining order and to preliminary and final injunctive relief  against the offending  party. Further, it is agreed that the running of such five-year time period shall be tolled during the time of any dispute between the parties as to enforcement of any prohibition set forth in this Section 7.6. It is the intent and understanding of each party hereto that, in any action before any court or agency legally empowered to enforce the prohibitions set forth herein, if any term, restriction, covenant or promise in this Section 7.6 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

7.7 Operation of the Business by the Buyer. Certain consideration may become payable to the Seller under Section 2 of this Agreement based on the performance of the Business subsequent to the Closing Date. Buyer agrees that during the two-year period following the Closing Date, Buyer will exercise its best reasonable efforts to continue to operate the Business in the Ordinary Course of Business and not to engage in activities or take action that are detrimental to the success or prospects of the Business. Buyer further agrees to provide the Seller with reasonable access to the books and records of the Buyer and Business for the purpose of Seller’s evaluation of post-Closing operation of the Business by Buyer. Prior to the Closing Date,  Buyer will provide Seller’s Representative with a business plan describing Buyer’s intended commercial activities in support of Product sales and strategic objectives including projected Product sales by calendar quarter for the next two years, and a description of target markets and target customers (the “Business Plan”). Buyer will thereafter submit to the Seller’s Representative a written quarterly report of such sales activities. The point of contact for Seller’s Representative in this respect will be Robert Taggart or his designee.

8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE. Buyer’s obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer, at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1 Accuracy of Representations. All of the Representations and Warranties of Seller in this Agreement (considered collectively), and each of such Representations and Warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date as confirmed in a certificate signed by the Seller’s Representative.

8.2 Seller Performance; Related Agreements. All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects as confirmed in a certificate signed by the Seller’s Representative.

8.3 Consulting Agreement. Buyer shall have entered Consulting Agreement with Dr. Randolph C. Robinson, DDS, MD , subject to Closing.

8.4 Employment. Margaret M. Henline and Beverly Johnson shall have accepted offers of employment from the Buyer, subject to Closing.

8.5 Consents. Each of the Consents identified on Schedule 3.6(b) must have been obtained and must be in full force and effect, subject only to the Closing .

8.6 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein; or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

8.7 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer to suffer an Adverse Effect under, (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.8 Inventory Examination. Buyer shall have completed its inspection and cost analysis of the Inventory.

9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE. Seller’s obligation to consummate the transactions contemplated herein and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers Representative, in whole or in part):

9.1 Accuracy of Representations. All of Buyer’s Representations and Warranties in this Agreement (considered collectively), and each of these Representations and Warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date as confirmed in a certificate signed by the Buyer.

9.2 Buyer’s Performance. All of the Covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these Covenants and obligations (considered individually), must have been performed and complied with in all material respects as confirmed in a certificate signed by the Buyer.

9.3 Consulting and Employment. Margaret M. Henline and Beverly Johnson must have received offers of employment from the Buyer that are subject only to Closing and Seller’s Representative must have entered into the Consulting Agreement, subject only to Closing.

9.4 Business Plan. The Business Plan must have been presented to Seller in a timely manner and in a form that reasonably satisfies the requirements of Section 7.7.

10. TERMINATION.

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller (through Seller’s Representative) if the other has committed a breach of any provision of this Agreement and such breach has not been cured or waived;

(b) (i) by Buyer if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller’s Representative has not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Seller’s Representative; or

(d) by either Buyer or Seller’s Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 1, 2011, or such later date as the parties may agree upon in a signed writing.

10.2 Effect of Termination. Each party’s right of termination under this Article 10 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 13.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11. DELIVERIES AND ACTIONS TO BE TAKEN AT CLOSING.

11.1 Deliveries by Seller. At the Closing, Seller, through the Sellers Representative, shall deliver to Buyer (duly executed where appropriate):

(a) Resolutions. Certified copy of a resolution of the Member of the Company approving , on behalf of Seller, this Agreement and the transactions contemplated hereby in a form reasonably acceptable to Buyer.

(b) Certificate. A certificate of the Seller’s Representative representing and warranting to the Buyer that each of the Seller’s representations and warranties made under this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date, subject to additional disclosed matters arising between signing and Closing.

(b)Opinion of Counsel. An opinion of counsel for Seller in form reasonably satisfactory to Buyer.

(c) Bill of Sale. A Bill of Sale and Assignment confirming the sale of the Assets and the assignment of Contracts to Buyer substantially in the form attached as Exhibit 11.1(d) .

(e)Consulting Agreement. The Consulting Agreement duly executed   by Dr. Randolph C. Robinson, DDS, MD.

(f)Consent. Written consents identified in Schedule 3.6(b).

(h) Other Obligations. Such other deliveries that arise from the fulfillment of Seller’s obligations as specified in this Agreement.

11.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers (duly executed where appropriate):

(a) Buyer’s Resolutions. Certified copy of a resolution of the board of directors of Buyer approving the transactions contemplated by this Agreement, in form reasonably satisfactory to Seller.

(b)Certificate. A certificate executed by a duly authorized officer of the Buyer representing and warranting to the Seller that each of the Buyer’s representations and warranties made under this Agreement were true and correct as of the date of this Agreement and are true and are and correct as of the Closing Date, subject to additional disclosed matters arising between signing and Closing, and that Buyer has completed its due diligence examination of the Business to Buyer’s satisfaction.

(c) Share Certificate. A certificate for shares of common stock of Bacterin Holdings with a value equal to One Million Dollars ($1,000,000) as determined under Section 2.2(a).

(d)Consulting Agreement. The Consulting Agreement executed by Buyer.

(e) Opinion of Counsel. An opinion from counsel for Buyer in form reasonably satisfactory to Seller.

(f) Other Obligations. Such other deliveries that arise from the fulfillment of Buyer’s obligations as specified in this Agreement.

12. INDEMNIFICATION.

12.1 Indemnification by Seller. Seller shall defend, indemnify and hold Buyer, Buyer’s officers and directors harmless from and against all, losses, claims, damages, actions, suits, demands, costs and other expenses, which may be made against or incurred by any of them resulting from or arising out of or in any way connected with any misrepresentation, breach or nonfulfillment of any representation, warranty or covenant made by Seller, subject to the limitations and restrictions provided in Sections 12.2 and 12.3.

12.2 Time Limitations. Seller’s Representations and Warranties shall survive the Closing Date for a period of six (6) months, with the exception of Sections 3.1 and 3.13 which shall continue for an indefinite period. Seller’s Covenants under this Agreement shall likewise continue for an indefinite period, except as may be specifically limited by the terms of the Covenant.

12.3 Limitations on Amount, Recovery. Claims of the Buyer for Seller’s breach of any Seller Representation or Warranty must be submitted to Seller prior to the expiration of the survival period specified in Section 12.2. No Buyer claim for Seller’s breach of a Representation, Warranty or Covenant shall be recoverable unless and until the aggregate of all such claims exceeds $25,000. The total of all such claims shall not exceed $300,000 in aggregate.

12.4 Remedies. Upon the occurrence of any event for which Buyer is entitled to indemnification under this Agreement, Buyer shall timely notify Seller’s Representative in writing of the type of claim and its estimated amount, if such amount can be estimated. Within 20 business days following such notice, Seller’s Representative shall provide Buyer, in reasonable detail, the reasons why Sellers do not believe that the claim constitutes a claim involving indemnification under this Agreement. Thereafter, and for a period of 20 business days, the parties shall make good faith efforts to resolve the claim. In the event the parties fail to reach a resolution, either party may refer the claim to the American Arbitration Association (“AAA”) for a final and binding decision by an independent arbitrator selected by the parties applying AAA rules.

12.5 Third Party Claims. In the event the Buyer’s claim involves a third-party claim that is not otherwise resolved by the parties, Seller shall have the right to assume and control, at its expense, the defense of such third-party claim and any settlement thereof, provided that it promptly assumes such defense and acknowledges in writing Seller’s obligation to indemnify Buyer in accordance with the terms of this Agreement. Buyer shall have all of the rights and remedies available to it at law, in equity or otherwise and, as to third-party claims, Buyer, at its expense, may assume or participate in the defense of any such claim which it reasonably believes may have a material impact on Buyer or on the Business.

12.6 Failure by Seller to Defend. If Seller fails to assume promptly the defense of any third-party claim at Seller’s expense and if Seller fails to acknowledge its obligation to indemnify Buyer, as provided herein, Buyer may assume the defense of such claim, at Seller’s expense, and in all regards Seller shall reasonably cooperate with Buyer in such defense at Seller’s expense. Such claim may be defended, paid, settled or otherwise disposed of in such manner as Buyer in its reasonable judgment shall determine.

12.7 Obligations of Seller in Defending Claim. If Seller assumes the defense of any third-party claim, Seller shall take all reasonable steps necessary in the defense or settlement of such claim, and shall furnish to Buyer a copy of all written communications concerning such claim, including copies of all pleadings, motions, judgments and other documents filed in court. Buyer agrees to cooperate reasonably with Seller in such defense, at Seller’s expense. Seller shall not, in the defense of any third-party claim, consent to entry of any judgment or enter into any settlement, except in each instance with the prior consent of Buyer, unless such judgment or settlement includes as an unconditional term thereof the giving by any claimant of a release from all liability in respect of such third-party claim to Buyer.

12.8 Indemnification by Buyer. Buyer shall defend, indemnify and hold Sellers harmless from, all losses, claims, damages, actions, suits, demands, costs or other expenses which may be made or incurred by the Seller resulting from or arising out of or in any way connected with any misrepresentation or breach or nonfulfillment of any of the Representation, Warranty or Covenant made by Buyer in this Agreement. Upon an occurrence of any event for which Seller may be entitled to indemnification under this Agreement, Seller shall have all the rights and remedies available to it as Buyer has against Seller under Sections 12.4 through 12.7.

13. MISCELLANEOUS PROVISIONS.

13.1 Amendment; Waiver. This Agreement may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by the other party shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party’s rights, powers and remedies.

13.2 Agreement Non-Assignable; Binding Effect. No party shall assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without obtaining the prior consent of the other parties to this Agreement. Subject to the foregoing, all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

13.3 Construction and Interpretation of Agreement.

(a) Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any of its provisions.

(b) When used in this Agreement, the word “including” shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

(d) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

(e) The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

13.4 Severability of Provisions. If a court in any proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

13.5 Confidentiality of Certain Information. To and until the Closing on the Closing Date:

(a) The parties and their Representatives shall hold and keep confidential all information which is proprietary in nature and non-public or confidential, in whole or in part (the “Confidential Information”) which any of them may receive from the other party concerning such other party. Confidential Information shall include, by way of example but not by way of limitation, all books and records of the other party, all financial information concerning the other party, and all similar information. Failure to mark any of the Confidential Information as non-public, proprietary or confidential shall not affect its status as Confidential Information under the terms of this Agreement. Confidential Information shall not include any information in the possession of the receiving party (i) that is developed by such party without reference to and independent of any Confidential Information; (ii) is learned from a third party not under any duty of confidence to the disclosing party or (iii) becomes part of the public domain through no fault of the receiving party.

(b) Neither of the parties nor their Representatives, without the prior consent of the other party, shall disclose or use any such Confidential Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement. Unless otherwise required by law, none of the parties shall disclose any Confidential Information acquired as a result of this Agreement to any person or entity, other than its respective counsel and other representatives, and such other third parties (such as bankers and lessors) with whom it must communicate to consummate the transactions described by this Agreement. If the Closing does not occur, each party will destroy or return to the other party all copies of documents that contain the other party’s Confidential Information.

13.6 Exhibits and Schedules. All Exhibits and Schedules to this Agreement shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned.

13.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.8 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties related to its subject matter and supersedes any letter of intent that may exist between the parties and all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to the subject matter of this Agreement. No party has made any representation, promise, inducement or statement of intention that has not been embodied in this Agreement.

13.9 Further Assurances. Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

13.10 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the Colorado, governing contracts to be wholly performed within such state, without giving effect to any conflict-of-law rule or principle of such state.

13.11 Public Announcement. Each party shall coordinate with the other party in regard to press releases and other public announcements regarding this Agreement in advance of the release of the announcement.

13.12 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties (a) on the date of personal delivery or transmission by facsimile transmission; (b) on the first business day following the date of delivery to a nationally recognized overnight courier service; or (c) ~~or~~ the third business day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows (or to such other address, person or entity as any party may designate by notice to the others in accordance herewith):

If to Buyer:	Bacterin International, Inc.
600 Cruiser Lane
Belgrade, Montana 59714
Attn: Guy S. Cook, President

With a copy to:	Gregory J. Murrer
Exemplar Law LLC
115 Broad Street, 5th Floor
Boston, MA 02110

If to Sellers:	Robinson MedSurg LLC
7430 E. Park Meadow Drive
Lone Tree, Colorado 80124
Attn: Randolph C. Robinson , DDS, MD

With a copy to:	James E. Ringenberg
Ringenberg, Funk & Beller, P.C.
215 West Oak Street, Suite 800.
Ft. Collins, Colorado 80521

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

Buyer:

Bacterin International, Inc.

By	/s/ Guy Cook
Guy S. Cook
President

Seller:

Robinson MedSurg, LLC

By:	/s/ Randolph Robinson
Dr. Randolph C. Robinson, DDS, MD
President

Seller’s Representative:	/s/ Randolph Robinson
Dr. Randolph C. Robinson, DDS, MD